October 2012
Filed pursuant to Rule 433 dated October 23, 2012 relating to Preliminary Pricing Supplement No. 398 dated October 23, 2012 to Registration Statement No. 333-178081
STRUCTURED INVESTMENTS
Opportunities in Commodities
Enhanced Trigger Jump Securities due October     , 2014 Based on the Performance of Gold
The Enhanced Trigger Jump Securities, which we refer to as the securities, will pay an amount in cash at maturity that may be greater than, equal to or less than the stated principal amount depending on the performance of the underlying commodity both (i) on the valuation date and (ii) on each trading day during the period from but excluding the pricing date to and including the valuation date. If the commodity percent change is greater than the downside threshold value of -15% on each trading day during the period from but excluding the pricing date to and including the valuation date, you will receive, in addition to the principal, a return based on the greater of the final commodity percent change and the specified fixed percentage. However, if the commodity percent change is less than or equal to the downside threshold value on any trading day during the same period, the payment at maturity will be solely based on the final commodity percent change, which may be negative, and therefore, you will be fully exposed to the negative performance of the underlying commodity on the valuation date. In no event will the payment at maturity exceed the specified maximum payment at maturity. The securities are for investors who seek a gold-based return and who are willing to risk their principal and forgo current income in exchange for the potential of receiving at least the fixed percentage return if the commodity percent change is above the specified downside threshold value on each trading day from but excluding the pricing date to and including the valuation date. The payment at maturity may be less, and potentially significantly less, than the stated principal amount of the securities and could be zero.  Accordingly, you could lose your entire initial investment in the securities. The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	October , 2012
Original issue date:	November , 2012 (3 business days after the pricing date)
Maturity date:	October , 2014
Underlying commodity:	Gold
Payment at maturity:	$1,000 + return amount, subject to the maximum payment at maturity. This payment may be greater than, equal to or less than the stated principal amount. There is no minimum payment at maturity.
Maximum payment at maturity:	$1,270 to $1,310 per security (127% to 131% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date
Return amount:
If the commodity percent change is greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date, the return amount will be an amount in cash equal to:
$1,000  x  [the greater of (i) the final commodity percent change and (ii) the fixed percentage]
If the commodity percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, the return amount will be an amount in cash equal to:
$1,000  x  the final commodity percent change
In this scenario, the return amount may be negative and consequently, the payment at maturity may be less, and potentially significantly less, than the stated principal amount and could be zero.

Fixed percentage:	12%
Downside threshold value:	-15%
Commodity percent change:	The commodity percent change on any trading day is equal to: (commodity price – initial commodity price) / initial commodity price
Final commodity percent change:	The commodity percent change on the valuation date
Initial commodity price:	The commodity price on the pricing date, subject to adjustment for non-trading days and certain market disruption events.
Commodity price:
For any trading day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such day.

Valuation date:	October , 2014, subject to adjustment for non-trading days and certain market disruption events.
CUSIP:	617482Q49
ISIN:	US617482Q495
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per security	$1,000	$21.25	$978.75
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $21.25 for each security they sell. See “Supplemental information concerning plan of distribution; conflicts of interest” on page 8. For additional information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 398 dated October 23, 20 12
Prospectus Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Enchanced Trigger Jump Securities due October , 2014 Based on the Performance of Gold

Investment Overview

Enhanced Trigger Jump Securities

The Enchanced Trigger Jump Securities due October     , 2014 Based on the Performance of Gold (the “securities”) can be used:

▪	To gain exposure to the performance of gold and provide diversification of underlying asset class exposure

▪
To provide limited protection against loss and potentially outperform the underlying commodity for a certain range of performance due to the fixed percentage return if the commodity percent change is greater than -15%, which we refer to as the downside threshold value, on each trading day during the period from but excluding the pricing date to and including the valuation date

The securities are exposed to the performance (whether negative or positive) of gold, but have a fixed percentage return payable at maturity if the commodity percent change is greater than the downside threshold value on each trading day during the two-year period from but excluding the pricing date to and including the valuation date. There is no minimum payment at maturity on the securities.

Maturity:	Approximately 2 years
Maximum payment at maturity:	$1,270 to $1,310 per security (127% to 131% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.
Payment Scenario 1:
If the commodity percent change is greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date, you will receive a full return of principal at maturity plus a return based on the greater of (i) the final commodity percent change and (ii) the fixed percentage of 12%, subject to the maximum payment at maturity.

Payment Scenario 2:
If the commodity percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date and the final commodity percent change is negative, you will not receive a full return of principal at maturity. Instead, you will receive an amount equal to the sum of the stated principal amount and a return based on the final commodity percent change, which will be negative. The payment you receive will be less, and may be significantly less, than the stated principal amount. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

Payment Scenario 3:
If the commodity percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date but the underlying commodity recovers so that the final commodity percent change is positive, you will receive a full return of principal at maturity plus a return based on the final commodity percent change, which will be positive, subject to the maximum payment at maturity. Because the commodity percent change was less than or equal to -15% on one or more trading days during the period from but excluding the pricing date to and including the valuation date, you will not receive the benefit of the fixed percentage return.

October 2012	Page 2

Enchanced Trigger Jump Securities due October , 2014 Based on the Performance of Gold

Underlying Commodity Overview

The price of gold to which the return on the securities is linked is the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery.

Underlying commodity information as of October 22, 2012
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low
Gold (in U.S. dollars)	GOLDLNPM	$1,726.75	$1,642.50	$1,795.00 (on 11/8/2011)	$1,531.00 (on 12/29/2011)
* The Bloomberg ticker symbol is being provided for reference purposes only. The commodity price on any trading day will be determined based on the price published by the LBMA.

Daily Afternoon Fixing Prices of Gold January 1, 2007 to October 22, 2012

October 2012	Page 3

Enchanced Trigger Jump Securities due October , 2014 Based on the Performance of Gold

Key Investment Rationale

This 2-year investment offers a potential return at maturity based on full participation in the positive performance of gold, subject to a maximum payment at maturity of $1,270 to $1,310 per security (127% to 131% of the stated principal amount), to be determined on the pricing date, and protection from loss so long as the commodity percent change is greater than -15%, which we refer to as the downside threshold value, on each trading day during the period from but excluding the pricing date to and including the valuation date. However, if the commodity percent change reaches the downside threshold value on any trading day during the same period, the securities will be exposed on a 1 to 1 basis to the negative performance of gold.

Best Case Scenario
The commodity percent change is greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date and, at maturity, the securities redeem for the maximum payment at maturity of $1,270 to $1,310 per security (127% to 131% of the stated principal amount), to be determined on the pricing date.

Downside Scenario
The commodity percent change is less than or equal to the downside threshold value on one or more trading days during the period from but excluding the pricing date to and including the valuation date and the final commodity percent change is negative and, at maturity, the securities redeem for less than the stated principal amount by an amount proportionate to the negative performance of the underlying commodity. This amount will be less, and may be significantly less, than the $1,000 stated principal amount and could be zero. There is no minimum payment at maturity on the securities.

Summary of Selected Key Risks (see page 15)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	You will lose the benefit of the fixed percentage return if the downside threshold value is reached.

▪	Your participation in any appreciation of the underlying commodity is limited by the maximum payment at maturity.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	The market price of the securities may be influenced by many unpredictable factors.

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.

▪	The price of gold may change unpredictably and affect the value of the securities in unforeseen ways.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	Investing in the securities is not equivalent to investing directly in gold or in futures contracts or forward contracts on gold.

▪	There are risks relating to trading of commodities on the London Bullion Market Association.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

October 2012	Page 4

Enchanced Trigger Jump Securities due October , 2014 Based on the Performance of Gold

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus. At maturity, an investor will receive for each stated principal amount of securities that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based on (i) the commodity percent change on the valuation date and (ii) whether the commodity percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date. In no event will the payment at maturity be greater than the maximum payment at maturity. The securities are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the securities are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
October , 2012	November , 2012 (3 business days after the pricing date)	October , 2014 (subject to postponement as described below)
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Underlying commodity:	Gold
Payment at maturity:
$1,000 + return amount, which may be greater than, equal to or less than the stated principal amount. In no event will the payment at maturity exceed the maximum payment at maturity. There is no minimum payment at maturity on the securities.

Maximum payment at maturity:	$1,270 to $1,310 per security (127% to 131% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date
Return amount:
If the commodity percent change is greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date, the return amount will be an amount in cash equal to:
$1,000 x [the greater of (x) the final commodity percent change and (y) the fixed percentage]
If the commodity percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, the return amount will be an amount in cash equal to:
$1,000 x the final commodity percent change
In this scenario, the return amount may be negative and consequently, the payment at maturity may be less, and potentially significantly less, than the stated principal amount and could be zero.

Fixed percentage:	12%
Downside threshold value:	-15%
Commodity percent change:
The commodity percent change on any trading day is equal to:
(commodity price – initial commodity price) / initial commodity price
For purposes of determining whether the commodity percent change has reached the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, we will (i) disregard trading days on which a market disruption event occurs and (ii) use closing level monitoring, which means that the commodity percent change will be calculated only once on each trading day based on the fixing price for the underlying commodity published by the relevant exchange on such day.

Final commodity percent change:	The commodity percent change on the valuation date
Relevant exchange:	The London Bullion Market Association (the “LBMA”).
Initial commodity price:	The commodity price on the pricing date, subject to adjustment for non-trading days and certain market disruption events.
Commodity price:
For any trading day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such day.

Valuation date:	October , 2014, subject to adjustment for non-trading days and certain market disruption events.
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 15.

October 2012	Page 5

Enchanced Trigger Jump Securities due October , 2014 Based on the Performance of Gold

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617482Q49
ISIN:	US617482Q495
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under this document and is superseded by the following discussion.

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:
▪ a U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange; and

▪    upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying preliminary pricing supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc. and its successors (“MSCG”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

October 2012	Page 6

Enchanced Trigger Jump Securities due October , 2014 Based on the Performance of Gold

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the securities by taking positions in futures contracts on the underlying commodity or positions in any other available instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial commodity price, and, as a result, could increase the level above which the commodity price must remain for the commodity percent change to be greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date and could increase the level at which the commodity price must be on the valuation date so that you do not suffer a loss on your initial investment in the securities, if the downside threshold value were to be reached. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities by purchasing and selling futures contracts on the underlying commodity or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the term of the securities, including on the valuation date. We cannot give any assurance that our hedging activities will not affect the commodity price and, therefore, adversely affect the value of the securities or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.
Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of

October 2012	Page 7

Enchanced Trigger Jump Securities due October , 2014 Based on the Performance of Gold

the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)  we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)    neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $21.25 for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Supplemental Information Concerning Plan of

October 2012	Page 8

Enchanced Trigger Jump Securities due October , 2014 Based on the Performance of Gold

Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.
Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the securities. We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

October 2012	Page 9

Enchanced Trigger Jump Securities due October , 2014 Based on the Performance of Gold

Hypothetical Payouts on the Securities at Maturity

The following table illustrates the total return on the securities and the payment at maturity for a range of hypothetical commodity percent changes, depending on whether or not the commodity percent change was less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date. The hypothetical returns set forth below are for illustrative purposes only and do not reflect the actual returns applicable to a purchaser of the securities. The table below is based on the following terms:

Stated principal amount:	$1,000 per security
Downside threshold value:	-15%
Fixed percentage:	12%
Hypothetical maximum payment at maturity:	$1,290 per security

Commodity percent change	Downside threshold value has NOT been reached		Downside threshold value has been reached*
	Return on Securities	Payment at Maturity	Return on Securities	Payment at Maturity
100%	29%	$1,290	29%	$1,290
90%	29%	$1,290	29%	$1,290
80%	29%	$1,290	29%	$1,290
70%	29%	$1,290	29%	$1,290
60%	29%	$1,290	29%	$1,290
50%	29%	$1,290	29%	$1,290
40%	29%	$1,290	29%	$1,290
30%	29%	$1,290	29%	$1,290
29%	29%	$1,290	29%	$1,290
28%	28%	$1,280	28%	$1,280
20%	20%	$1,200	20%	$1,200
15%	15%	$1,150	15%	$1,150
12%	12%	$1,120	12%	$1,120
10%	12%	$1,120	10%	$1,100
5%	12%	$1,120	5%	$1,050
0%	12%	$1,120	0%	$1,000
-5%	12%	$1,120	-5%	$950
-10%	12%	$1,120	-10%	$900
-14%	12%	$1,120	-14%	$860
-15%	N/A	N/A	-15%	$850
-20%	N/A	N/A	-20%	$800
-30%	N/A	N/A	-30%	$700
-40%	N/A	N/A	-40%	$600
-50%	N/A	N/A	-50%	$500
-60%	N/A	N/A	-60%	$400
-70%	N/A	N/A	-70%	$300
-80%	N/A	N/A	-80%	$200
-90%	N/A	N/A	-90%	$100
-100%	N/A	N/A	-100%	$0
*In the scenario where the downside threshold value has been reached, the value of the underlying commodity will need to recover by the valuation date so that the final commodity percent change is greater than 0% in order for investors to receive a payment at maturity that exceeds the stated principal amount of the securities.

October 2012	Page 10

Enchanced Trigger Jump Securities due October , 2014 Based on the Performance of Gold

Hypothetical Examples

The examples below illustrate how the payment at maturity on the securities is calculated and are based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical initial commodity price:	$1,600
Downside threshold value:	-15%
Fixed percentage:	12%
Hypothetical maximum payment at maturity:	$1,290 per security

EXAMPLE 1: Downside threshold value has NOT been reached and the final commodity percent change is positive.

The commodity percent change is greater than the downside threshold value of -15% on each trading day during the period from but excluding the pricing date to and including the valuation date, and the final commodity percent change is positive and greater than the fixed percentage.

Hypothetical commodity price on the valuation date: $2,000
Final commodity percent change	=	(commodity price – initial commodity price) / initial commodity price
	=	($2,000 – $1,600) / $1,600
	=	25%
Fixed percentage	=	12%
Hypothetical maximum payment at maturity	=	$1,290
Return amount	=	stated principal amount x [the greater of (i) final commodity percent change and (ii) fixed percentage]
	=	$1,000 x 25%
	=	$250
Payment at maturity	=	stated principal amount + return amount, subject to the maximum payment at maturity
	=	$1,000 + $250
	=	$1,250
Payment at maturity = $1,250

EXAMPLE 2: Downside threshold value has NOT been reached and the final commodity percent change is negative.

The commodity percent change is greater than the downside threshold value of -15% on each trading day during the period from but excluding the pricing date to and including the valuation date, and the final commodity percent change is negative.

Hypothetical commodity price on the valuation date: $1,440
Final commodity percent change	=	(commodity price – initial commodity price) / initial commodity price
	=	($1,440 – $1,600) / $1,600
	=	-10%
Fixed percentage	=	12%
Hypothetical maximum payment at maturity	=	$1,290
Return amount	=	stated principal amount x [the greater of (i) final commodity percent change and (ii) fixed percentage]

October 2012	Page 11

Enchanced Trigger Jump Securities due October , 2014 Based on the Performance of Gold

	=	$1,000 x 12%
	=	$120
Payment at maturity	=	stated principal amount + return amount, subject to the maximum payment at maturity
	=	$1,000 + $120
	=	$1,120
Payment at maturity = $1,120

In this example, the decrease in value of the underlying commodity results in a negative final commodity percent change. However, the commodity percent change never reached the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date. As a result, the investor realizes a positive return on the securities equal to the fixed percentage.

EXAMPLE 3: Downside threshold value has NOT been reached and the final commodity percent change is greater than 29% such that the payment at maturity is limited by the hypothetical maximum payment at maturity.

The commodity percent change is greater than the downside threshold value of -15% on each trading day during the period from but excluding the pricing date to and including the valuation date, and the final commodity percent change is greater than 29% such that the payment at maturity is limited by the hypothetical maximum payment at maturity.

Hypothetical commodity price on the valuation date: $2,240
Final commodity percent change	=	(commodity price – initial commodity price) / initial commodity price
	=	($2,240 – $1,600) / $1,600
	=	40%
Fixed percentage	=	12%
Hypothetical maximum payment at maturity	=	$1,290
Return amount	=	stated principal amount x [the greater of (i) final commodity percent change and (ii) fixed percentage]
	=	$1,000 x 40%
	=	$400
Payment at maturity	=	stated principal amount + return amount, subject to the maximum payment at maturity
	=	$1,290
Payment at maturity = $1,290

In this example, the commodity percent change never reached the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, and the investor receives a return based on the final commodity percent change, as it is greater than the fixed percentage. However, because the payment at maturity is subject to the maximum payment at maturity, the investor receives only $1,290 per security at maturity.

EXAMPLE 4: Downside threshold value HAS been reached and the final commodity percent change is negative.

The commodity percent change was less than or equal to the downside threshold value of -15% on one or more trading days during the period from but excluding the pricing date to and including the valuation date, and the final commodity percent change is negative.

Hypothetical commodity price on the valuation date: $800
Final commodity percent change	=	(commodity price – initial commodity price) / initial commodity price
	=	($800 – $1,600) / $1,600
	=	-50%

October 2012	Page 12

Enchanced Trigger Jump Securities due October , 2014 Based on the Performance of Gold

Fixed percentage	=	12%
Hypothetical maximum payment at maturity	=	$1,290
Return amount	=	stated principal amount x final commodity percent change
	=	$1,000 x (-50%)
	=	-$500
Payment at maturity	=	stated principal amount + return amount, subject to the maximum payment at maturity
	=	$1,000 + (-$500)
	=	$500
Payment at maturity = $500

Because the commodity percent change was less than or equal to the downside threshold value on one or more trading days during the period from but excluding the pricing date to and including the valuation date, the investor does not receive the benefit of the fixed percentage return and instead suffers a negative return on the securities equal to the final commodity percent change.

EXAMPLE 5: Downside threshold value HAS been reached and the final commodity percent change is positive.

The commodity percent change was less than or equal to the downside threshold value on one or more trading days during the period from but excluding the pricing date to and including the valuation date, and the final commodity percent change is positive.

Hypothetical commodity price on the valuation date: $1,664
Final commodity percent change	=	(commodity price – initial commodity price) / initial commodity price
	=	($1,664 – $1,600) / $1,600
	=	4%
Fixed percentage	=	12%
Hypothetical maximum payment at maturity	=	$1,290
Return amount	=	stated principal amount x final commodity percent change
	=	$1,000 x 4%
	=	$40
Payment at maturity	=	stated principal amount + return amount, subject to the maximum payment at maturity
	=	$1,000 + $40
	=	$1,040
Payment at maturity = $1,040

In this example, the increase in value of the underlying commodity results in a positive final commodity percent change. Because the commodity percent change was less than or equal to the downside threshold value on one or more trading days during the period from but excluding the pricing date to and including the valuation date, the investor does not receive the benefit of the fixed percentage return. However, since the value of the underlying commodity recovered by the valuation date, the investor does not suffer a loss and instead realizes a positive return on the securities equal to the final commodity percent change.

October 2012	Page 13

Enchanced Trigger Jump Securities due October , 2014 Based on the Performance of Gold

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of securities that they hold a payment equal to the sum of the stated principal amount and a return amount, subject to the maximum payment at maturity of $1,270 to $1,310 (127% to 131% of the stated principal amount), to be determined on the pricing date. The payment at maturity may be greater than, equal to or less than the stated principal amount.

If the commodity percent change is greater than the downside threshold value of -15% on each trading day during the period from but excluding the pricing date to and including the valuation date, the return amount will be positive and will equal:

$1,000 × [the greater of (x) final commodity percent change and (y) fixed percentage]

If the commodity percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, the return amount will equal:

$1,000    x    final commodity percent change

If the final commodity percent change is negative, the return amount will be negative and the payment at maturity will be less, and may be significantly less, than the stated principal amount. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

October 2012	Page 14

Enchanced Trigger Jump Securities due October , 2014 Based on the Performance of Gold

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement. You should also consult with your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities do not pay interest or guarantee return of any principal at maturity. The terms of the securities differ from those of ordinary debt securities in that we do not guarantee repayment of the principal amount of the securities at maturity and do not pay you interest on the securities. If the commodity percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date and the final commodity percent change is negative, the payment at maturity on each security will be less, and may be significantly less, than the stated principal amount of the securities. Consequently, the entire principal amount of your investment is at risk.

▪
You will lose the benefit of the fixed percentage return if the downside threshold value is reached.  If the commodity percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, the payment at maturity will solely depend on the commodity percent change on the valuation date and you will lose the benefit of the minimum return based on the fixed percentage. As a result, you will be exposed on a 1 to 1 basis to the negative performance of the underlying commodity on the valuation date.

▪
Your participation in any appreciation of the underlying commodity is limited by the maximum payment at maturity.  The positive return investors may realize on the securities if the final commodity percent change is positive is limited by the maximum payment at maturity of $1,270 to $1,310 per security, or 127% to 131% of the stated principal amount. The actual maximum payment at maturity will be determined on the pricing date. The maximum payment at maturity applies to the securities whether or not the downside threshold value is reached on any trading day during the period from but excluding the pricing date to and including the valuation date. Accordingly, your payment at maturity will not exceed $1,270 to $1,310 per security, or 127% to 131% of the stated principal amount, regardless of any greater appreciation in the value of the underlying commodity on the valuation date. See “Hypothetical Payouts on the Securities at Maturity” on page 10.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
Market price of the securities may be influenced by many unpredictable factors. Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., may be willing to purchase or sell the securities in the secondary market, including:

•	the market price of the underlying commodity and futures contracts on the underlying commodity and the volatility (frequency and magnitude of changes in price) of such prices;
•
whether or not the commodity percent change was less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date;

•	trends of supply and demand for the underlying commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity;
•	interest and yield rates in the market;
•
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity or commodities markets generally and which may affect the price of the underlying commodity;

•	the time remaining until the maturity of the securities; and
•	any actual or anticipated changes in our credit ratings or credit spreads.

October 2012	Page 15

Enchanced Trigger Jump Securities due October , 2014 Based on the Performance of Gold

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial loss if the price of the underlying commodity at the time of sale is at or below its initial price and especially if the commodity percent change has reached the downside threshold value or it is believed to be likely to do so in light of the then-current price of the underlying commodity.

You cannot predict the future prices of the underlying commodity based on its historical prices. The commodity percent change may be less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date such that you will be exposed on a 1 to 1 basis to any negative performance of the underlying commodity and, as a result, you may lose some or all of your investment at maturity. There can be no assurance that the final commodity percent change will be positive or that the commodity percent change will be greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date so that you will receive at maturity an amount that is greater than the stated principal amount of the securities.

▪
Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The payment at maturity is linked exclusively to the price of gold and not to a diverse basket of commodities or a broad-based commodity index. The price of gold may not correlate to, and may diverge significantly from, the prices of commodities generally.  Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of gold may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” on page 19.

▪
The price of gold may change unpredictably and affect the value of the securities in unforeseen ways.  The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as, among other things, the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official governmental sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, levels of gold production and production costs and short-term changes in supply and demand due to trading activities in the gold market. The price of gold may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” on page 19 below.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying commodity), including trading in futures contracts on the underlying commodity, and possibly in other instruments related to the underlying commodity. Some of our subsidiaries also trade the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price and, as a result, could increase the level above which the commodity price must remain for the commodity percent change to be greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date and could increase the level at which the commodity price must be on the valuation date so that you do not suffer a loss on your initial investment in the securities, if the downside threshold value were to be reached. Additionally, such hedging or trading activities during the term of the securities could potentially affect the commodity price, including the commodity price on the valuation date, and

October 2012	Page 16

Enchanced Trigger Jump Securities due October , 2014 Based on the Performance of Gold

whether the commodity percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, and, accordingly, the amount of cash you will receive upon a sale of the securities or at maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MSCG will determine the initial commodity price, the final commodity percent change and whether the commodity percent change was less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date or whether a market disruption event has occurred, and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by the calculation agent including with respect to the occurrence or non-occurrence of market disruption events or calculation of any commodity price in the event of a market disruption event, may adversely affect the payout to you at maturity. See the section of the accompanying preliminary pricing supplement called “Description of Securities—Market Disruption Event.”

▪
Investing in the securities is not equivalent to investing directly in the underlying commodity or in futures contracts or forward contracts on the underlying commodity. Investing in the securities is not equivalent to investing directly in the underlying commodity or in futures contracts or in forward contracts on the underlying commodity. By purchasing the securities, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity. Further, by purchasing the securities, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on the underlying commodity.

▪
There are risks relating to trading of commodities on the London Bullion Market Association. Gold is traded on the London Bullion Market Association, which we refer to as the LBMA. The price of gold will be determined by reference to the fixing price reported by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Provisions―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one treatment, U.S. Holders could be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Because a security provides for the return of principal except where both the commodity percent change has declined to or below the downside threshold value on any trading day and the final commodity percent change is negative, the risk that the security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other

October 2012	Page 17

Enchanced Trigger Jump Securities due October , 2014 Based on the Performance of Gold

commodity-linked securities that do not contain similar provisions. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

October 2012	Page 18

Enchanced Trigger Jump Securities due October , 2014 Based on the Performance of Gold

Historical Information

The following table sets forth the published high and low fixing prices, as well as end-of-quarter fixing prices, for the underlying commodity for each quarter in the period from January 1, 2007 through October 22, 2012. The commodity price on October 22, 2012 was $1,726.75. We obtained the information in the table from Bloomberg Financial Markets, without independent verification. The historical performance of the underlying commodity should not be taken as an indication of its future performance.

Gold (in U.S. dollars per troy ounce)	High ($)	Low ($)	Period End ($)
2007
First Quarter	685.75	608.40	661.75
Second Quarter	691.40	642.10	650.50
Third Quarter	743.00	648.75	743.00
Fourth Quarter	841.10	725.50	833.75
2008
First Quarter	1,011.25	833.75	933.50
Second Quarter	946.00	853.00	930.25
Third Quarter	986.00	740.75	884.50
Fourth Quarter	903.50	712.50	869.75
2009
First Quarter	989.00	810.00	916.50
Second Quarter	981.75	870.25	934.50
Third Quarter	1,018.50	908.50	995.75
Fourth Quarter	1,212.50	1,003.50	1,087.50
2010
First Quarter	1,153.00	1,058.00	1,115.50
Second Quarter	1,261.00	1,123.50	1,244.00
Third Quarter	1,307.50	1,157.00	1,307.00
Fourth Quarter	1,421.00	1,313.50	1,405.50
2011
First Quarter	1,447.00	1,319.00	1,439.00
Second Quarter	1,552.50	1,418.00	1,505.50
Third Quarter	1,895.00	1,483.00	1,620.00
Fourth Quarter	1,795.00	1,531.00	1,531.00
2012
First Quarter	1,781.00	1,531.00	1,662.50
Second Quarter	1,677.50	1,540.00	1,598.50
Third Quarter	1,784.50	1,556.25	1,776.00
Fourth Quarter (through October 22, 2012)	1,791.75	1,726.75	1,726.75

October 2012	Page 19